Exhibit 99.4

RISK FACTORS

Before making an investment decision, you should carefully consider these risks. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, could negatively impact our results of operations or financial condition in the future. If any of such risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our securities could decline.

We refer to the acquisition of Priory Group No. 1 Limited (“Priory”) as the “Acquisition.”

Risks Related to the Acquisition

We may be unable to complete our planned acquisition of Priory on currently anticipated terms. Failure to consummate the Acquisition on currently anticipated terms could negatively affect us.

Review of the Acquisition by the Competition and Markets Authority, or CMA, may not be completed or commenced prior to closing of the Acquisition. The Purchase Agreement provides that if the CMA imposes any order, undertaking or obligation that restricts or prohibits the closing of the Acquisition, then we are required to take reasonably necessary steps to obtain clearance from the CMA in respect of the Acquisition, including making or agreeing to make divestments from parts of Priory’s and/or our respective businesses prior to the closing of the Acquisition. In addition, if any such order, undertaking or obligation remains in place one business day prior to the scheduled closing date, then either we or Advent may elect to terminate the Purchase Agreement, in which case this notes offering would not close as a result of it being conditioned upon closing of the Acquisition. Lastly, we may be required by the CMA to make divestments after closing of the Acquisition, and no assurance can be given in this regard.

If we do not obtain the required regulatory approval from the CMA or the CMA requires divestments of our or Priory’s business, we may be unable to successfully complete the Acquisition on the currently anticipated terms, which could have a material adverse effect on our results of operations, financial condition or prospects.

Review of the Acquisition by the CMA may delay our integration of Priory. If we are unable to successfully integrate Priory into our business following the Acquisition and completion of competition review, our business, financial condition and results of operations may be negatively impacted.

We cannot determine when the CMA will complete its review of the Acquisition and, until such review is complete, we will not be allowed to integrate Priory’s business. Our business, financial condition and results of operations may suffer, and our expectations for the Acquisition may not be met, if we are not able to integrate Priory’s business for an extended period as a result of an ongoing CMA review.

Upon the closing of the Acquisition and completion of the CMA review, we intend to integrate Priory’s business into our current business. Successful integration will depend on our ability to effect any required changes in operations or personnel which may entail unforeseen liabilities. The integration of Priory may expose us to certain risks, including the following: difficulty in integrating Priory in a cost-effective manner; difficulty or delay in the establishment of effective management information and financial control systems, unforeseen legal, regulatory, contractual, employment or other issues arising out of the combination; combining corporate cultures; maintaining employee morale and retaining key employees; potential disruptions to our on-going business caused by our senior management’s focus on integrating Priory; and performance of the combined assets not meeting our expectations or plans. A failure to properly integrate Priory could have a corresponding material adverse effect on our business, results of operations, financial condition or prospects.

Following the Acquisition, we will have a very limited number of authorized but unissued shares of common stock, and we anticipate that we will need to increase the number of authorized shares of our common stock.

Under our amended and restated certificate of incorporation, we have the authority to issue 90,000,000 shares of common stock. As of December 31, 2015, we had 71,689,268 shares of common stock issued and outstanding, and had an aggregate of 1,926,522 shares reserved for future grants under our Incentive Compensation Plan. We issued 11,500,000 shares of our common stock in a registered public offering that closed on January 12, 2016. As a result of the Acquisition, we plan on issuing an additional 4,033,561 to Advent, and we will not have many shares of common stock available for future issuance.

In order to implement future issuances of our common stock in connection with other acquisitions, financing transactions and other strategic transactions as well as pursuant to our Incentive Compensation Plan, we anticipate that we will need to amend our amended and restated certificate of incorporation to increase the number of authorized shares of common stock. Any such amendment will require approval from our Board of Directors and the holders of a majority of our outstanding common stock. We cannot provide any assurance that we will be able to obtain the required stockholder approval. If our stockholders do not approve an increase in our authorized common shares, our ability to use our shares to finance acquisitions and to raise additional capital in the future will be limited and, as result, would impair our financial flexibility, including our liquidity needs and our ability to repay our debt obligations when they mature, execute our business plan, make future acquisitions, and fund operations, any of which would have a material adverse effect on our business, results of operations, financial condition or prospects.

We have made certain assumptions relating to the Acquisition in our forecasts that may prove to be materially inaccurate, and we may be unable to achieve the related cost savings or synergies.

We have made certain assumptions relating to the forecast level of cost savings, synergies and associated costs of the Acquisition. Our assumptions relating to the forecast level of cost savings, synergies and associated costs of the Acquisition may be inaccurate based on the information available to us, including as the result of the failure to realize the expected benefits of the Acquisition, higher than expected transaction and integration costs and unknown liabilities as well as general economic and business conditions that may adversely affect the combined company following the completion of the Acquisition. The anticipated cost savings related to the Acquisition are based upon assumptions about our ability to implement integration measures in a timely fashion and within certain cost parameters. Our ability to achieve the planned cost synergies is dependent upon a significant number of factors, some of which may be beyond our control. For example, we may be unable to eliminate duplicative costs and redundancies in a timely fashion or at all. Other factors that could cause us not to realize the expected cost savings and synergies, include but are not limited to, the following: higher than expected severance costs related to workforce reductions; higher than expected retention costs for employees that will be retained; inability to reduce or eliminate fees relating to professional, outside services and other redundant contracted services in a timely manner or at all; delays in the anticipated timing of activities related to our cost-saving plan including in the reduction of other general and administrative expenses; and other unexpected costs associated with operating our business. In addition, Priory operated at a net loss for the year ended December 31, 2014 and for the nine months ended September 30, 2015, which may impact our ability to achieve synergies and profitability from the Acquisition in the near term. Actual cost savings, the costs required to realize the cost savings and the assumptions underlying the cost savings could differ materially from our current expectations, and we cannot assure you that we will achieve the full amount of cost savings on the schedule anticipated or at all.

Our acquisition of the capital shares of Priory may expose us to unknown or contingent liabilities for which we will not be indemnified.

We are acquiring the capital shares of Priory. Priory and its subsidiaries may have unknown or contingent liabilities, including, but not limited to, liabilities for uncertain tax positions, for failure to comply with healthcare laws and regulations and for regulatory reviews or unresolved litigation, including pending matters relating to corporate manslaughter at one Priory facility and other potential significant charges relating to Priory’s operations. Although we typically attempt to exclude significant liabilities from our acquisition transactions and seek indemnification from sellers, the purchase agreement with Priory contains minimal representations and warranties about the entities and business that we are acquiring. In addition, we have no indemnification rights against the sellers under the purchase agreement and all of the purchase price consideration will be paid at closing of the Acquisition. Therefore, we may incur material liabilities for the past activities of acquired entities and facilities. Such liabilities and related legal or other costs and/or resulting damage to a facility’s reputation could negatively impact our business, financial condition or results of operations.

The majority of Priory’s revenues are not guaranteed, being generated either from spot purchasing or under block or framework agreements where no volume commitments are given and there can be no assurance that Priory can achieve any fee rate increases in the future or will not suffer any fee rate decreases.

Any decline in demand for Priory’s services from publicly funded entities or private payers or any failure by Priory to extend current agreements or enter into alternative agreements on comparable terms with such entities could have an adverse effect on Priory’s average daily census, or ADC, which would have a corresponding negative impact on our or Priory’s business, results of operations and financial condition. Further, there can be no assurances that Priory will be able to implement fee rate increases, which are a driver of Priory’s revenues, or not suffer from any decline in fee rates in the future. Should the effect of any increase in Priory’s annual wages or other operating costs of the business exceed the effect of any increase in Priory’s fee rates or should Priory’s fee rates suffer a decline, Priory would have to absorb any costs that cannot be offset by its fees, which could have a negative impact on our business, results of operations and financial condition.

Publicly funded entities

A significant portion of Priory’s services funded by United Kingdom publicly funded entities are commissioned on a spot-purchase basis at prices determined by prevailing market conditions. It is generally a matter for the relevant commissioner to determine whether to use Priory’s services, and there is no guarantee that previous spot market purchasing activity by a commissioner will continue in the future or at all. Priory also has a number of fixed-term framework agreements which grant it preferred provider status with local authorities in the United Kingdom, which we refer to as Local Authorities, or the NHS typically lasting between one to three years. While pricing is typically agreed for 12 months and discounts are given in relation to the number of beds purchased, no minimum purchasing commitments are given by commissioners under such agreements. As such, commissioners may decide to place existing and new service users with Priory’s competitors, including their own in-house service providers, on short notice. Priory also has a small number of fixed-period block contracts, where a set number of beds are paid for at a discount to spot prices regardless of occupancy. As a result, should spot rates for Priory’s services increase, Priory would remain tied to the discounted rate, which could have an adverse effect on Priory’s results.

The rates that Priory charges publicly-funded entities for its services are negotiated individually with commissioners and are generally subject to annual adjustments on April 1 of each year, historically increasing by reference to the Retail Prices Index, or RPI, or Consumer Prices Index, or CPI, and sector specific wage indices. However, the current economic climate and the United Kingdom government’s overriding economic policy to reduce the budget deficit means that, in the short term at least, commissioners may require that efficiency savings be made and that fees reflect local and national budget requirements. As a result, there can be no assurance that Priory can maintain the payment terms of its arrangements with publicly funded entities, including with respect to the timing of payments.

Further, following expiration of contracts there can be no assurance that negotiations with commissioners will result in the extension or renewal of existing arrangements or the entering into of alternative arrangements for those services. In addition, changing commissioning structures and practices, such as those under the Health and Social Care Act 2012, may involve tendering processes which may result in Priory failing to remain or become an approved provider. Commissioners may also require that following the expiry date of current agreements with Priory, they contract with Priory on a spot basis rather than through a block arrangement or reduce the number of beds subject to block arrangements. Even if Priory is successful in extending current agreements or in entering into alternative arrangements, the duration of such extensions or arrangements is uncertain, and Priory may be unsuccessful in implementing rate increases under such agreements.

Private payers

Although Priory has agreements in place with a number of private medical insurance, or PMI, providers where pricing is generally agreed annually, there is no obligation on the PMI provider to refer its members to Priory or to pay for its members to use Priory’s services. Further, Priory may not be able to renew its existing arrangements with PMI providers on terms comparable to what it has achieved in the past. Fee rates for self-paying individuals are adjusted on January 1 of each year depending on capacity and demand in the relevant service markets. Fees paid or reimbursed by PMI providers are typically adjusted in line with specific contract terms and are generally based on RPI and specific wage indices. Demand in both the PMI market and the self-pay is dependent on economic conditions, which impacts the number of people with sufficient income or capital to pay for insurance coverage or treatment themselves.

Structural shifts in the United Kingdom behavioral healthcare market may adversely affect Priory.

Publicly funded entities

Payments for Priory’s services by publicly funded entities in the United Kingdom, particularly the NHS and Local Authorities, accounted for 87% of Priory’s revenues in the year ended December 31, 2014 and 86% in the year ended December 31, 2013. Further, 19% of Priory’s revenues in the year ended December 31, 2014 was solely attributable to NHS England. Priory expects publicly funded entities in the United Kingdom to continue to generate the significant majority of its revenues. Budget constraints, public spending cuts or other financial pressures could cause such publicly funded entities to spend less money on the type of services that Priory provides, or political or United Kingdom government policy changes could mean that fewer of such services are purchased by publicly funded entities from independent sector providers, due to a shift in funding sources towards PMI or self-payment.

While the outsourcing by the NHS in England of healthcare services has been increasing in recent years, the need of the NHS in England to achieve substantial efficiency savings is likely to result in continued funding pressure in the pricing of such services. For instance, Monitor, the NHS economic regulator, has determined national “tariffs” across a range of NHS services and has issued extensive guidance on how they are to be applied, including provision for local variations to national tariffs, subject to approval by Monitor. While none of Priory’s services are currently subject to national tariffs, the future application of any national tariff on Priory’s services could have a material adverse impact on Priory’s revenue.

In addition, the allocation of funding responsibility for adult social care will be subject to change over the next few years under the provisions of the 2014 Care Act under which individuals identified as being required to pay for their own care under the relevant means test will be required to take funding responsibility up to a specified lifetime monetary cap, with Local Authorities responsible for the remainder of expenses for personal care, excluding “daily living” expenses. This will potentially place greater funding responsibility with public sector bodies over the longer term, which will potentially exacerbate the current funding challenges faced by such bodies.

Private payers

Payments for Priory’s services by PMI providers accounted for 4% of Priory’s revenues in the year ended December 31, 2014, compared to 5% in the year ended December 31, 2013. In addition, payments for Priory’s services by self-pay patients, who purchase treatment on a spot basis accounted for 9% of Priory’s revenues in the year ended December 31, 2014, compared to 9% in the year ended December 31, 2013. Many of the patients who use Priory’s acute healthcare services do so because their PMI provider recognizes Priory’s facilities as being an appropriate provider of the psychiatric treatment services required by the patient. Priory’s ability to attract patients who are funded by PMI providers could be adversely impacted if one or more PMI providers withdraws recognition status from Priory’s facilities, for example, as a result of a change in a PMI provider’s recognition status standards. In addition, many PMI providers have been changing the terms of their policies and shortening the length of time they will cover a stay at one of Priory’s facilities.

There can be no assurance that the entities or individuals who fund Priory’s services will not reduce or cease spending on the types of services that Priory provides or that alternative service or funding models for mental healthcare, learning disabilities care, specialist education or elderly care will not emerge. Any such funding or structural change in the markets where Priory operates could have a material adverse effect on Priory’s ADC, which would have a corresponding negative impact on our business, results of operations and financial condition.

Priory operates in a competitive environment and faces competition from other for-profit and not-for-profit entities, including the NHS, for patients and other service users as well as for appropriate sites on which to expand Priory’s facilities.

Priory faces current and prospective competition for patients and other service users from numerous local, regional and national providers of healthcare, social care and specialist education services, most notably the NHS. Priory also competes for suitable sites for development opportunities and for the acquisition of existing businesses or facilities. Some of Priory’s competitors include public sector bodies such as foundation trusts that are not subject to the same economic pressures as commercial organizations, or entities that operate on a not-for-profit basis, or charitable organizations, each of which may have the ability to finance capital expenditures on a tax-exempt basis or through the receipt of charitable contributions, neither of which is available to Priory. Priory also faces competition from other for-profit entities, who may possess greater financial, marketing or research and development resources than Priory or may invest more funds in renovating their facilities or developing their technology. Failure by Priory to compete effectively with peers and competitors in the industry in which it operates could limit Priory’s ability to attract and retain service users and expand its business, any of which could have a material adverse effect on our business, results of operations and financial condition.

Priory is reliant upon maintaining strong relationships with commissioners employed by publicly funded entities, psychiatric and other medical consultants, and any reorganization of such publicly funded entities may result in the loss of those relationships.

The relationships that Priory has with commissioners is a key driver of Priory’s referrals. Referrals to our existing Partnerships in Care business by the NHS accounted for a significant percentage of its revenue for the year ended December 31, 2014 and the addition of Priory would increase our reliance on such referrals. Should there be a major reorganization of publicly funded entities, such as the NHS reorganization announced in 2010 and implemented between 2012 and 2013, Priory may need to rebuild such relationships which could result in a decrease in the number of referrals made to Priory’s facilities, which could have a corresponding material adverse effect on our business, results of operations, financial condition or prospects. Any actual or perceived deterioration in service quality, any serious incidents at Priory’s facilities or any other event that could cause commissioners to prefer other service providers over Priory could also adversely impact Priory’s referrals from commissioners. Further, Priory’s business also depends, in part, on psychiatric and other medical consultants referring their patients to Priory for treatment either as in-patients or day patients. From time to time, consultants may decide to relocate or reposition their practices, retire or refer patients elsewhere with the result that there is a decrease in the number of referrals made to Priory’s facilities. A deterioration in relationships with commissioners or consultants or the decision by one or more commissioners or consultants to refer patients to Priory’s competitors or to stop all referrals would have an adverse effect on Priory’s ADC, which would have a corresponding negative impact on our business, results of operations and financial condition.

Priory depends on its ability to attract, retain and train experienced and/or qualified staff.

Priory competes with various providers, including the NHS and other employers, in attracting and retaining qualified management, medical, nursing, care and teaching personnel. Competition for such employees is growing and could lead to increases in Priory’s personnel and recruiting costs, which would in turn adversely impact Priory’s operating costs and margins. Competitors, in particular the NHS, may offer more attractive wages, pension plans or other benefits than Priory and Priory may not be able to provide similar offerings to its prospective employees as a result of cost or other reasons.

The United Kingdom behavioral healthcare market has been and is currently experiencing a national shortage of nurses, which Priory believes has led to increased competition in the market and higher costs in connection with the recruitment, training and retention of qualified nurses. Further, because Priory generally recruits its personnel from the local area where the relevant facility is located, the availability in certain areas of suitably qualified personnel can be limited, particularly care home management, qualified teaching personnel and nurses. Further, failure to retain an adequate amount of Priory’s existing staff would increase its operating costs and impact the quality of the services Priory provides as Priory spends substantial financial resources and time in training its staff. Priory’s development could be hampered by any staff shortage and the quality of its services could be adversely affected. Failure to find or train qualified personnel at reasonable wages could have a material adverse effect on our business, results of operations and financial condition.

Priory’s operating costs are subject to increases, including due to statutorily mandated increases in the wages and salaries of Priory’s staff.

Priory’s most significant operating expense is wage costs, which represent the staff costs incurred in providing Priory’s services and running its facilities, and which are primarily driven by the number of employees and pay rates. The number of employees employed by Priory is primarily linked to the number of facilities operated and the number of individuals cared for by Priory. While Priory can reduce the number of employees should occupancy rates decrease at its facilities, there is a limit on the extent to which this can be done without impacting quality of Priory’s services. Furthermore, in July 2015, a new National Living Wage was announced that will be introduced across the United Kingdom as the National Minimum Wage in April 2016 and this will increase Priory’s operating costs and, unless Priory can increase revenues or reduce other costs, will reduce its margins. Our existing Partnerships in Care business would be similarly affected. Priory also has a number of recurring costs including insurance, utilities and rental costs, and may face increases to other recurring costs such as regulatory compliance costs as a result of changes to Priory’s regulatory environment. There can be no assurance that any of Priory’s recurring costs will not grow at a faster rate than Priory’s revenue. As a result, any increase in Priory’s operating costs could have a material adverse effect on our business, results of operations and financial condition.

Priory’s management team is critical to Priory’s continued performance.

Priory relies on the members of its senior management team and, in particular, their relationships with and their understanding of the requirements of the relevant regulatory authorities in Priory’s industry and the publicly funded entities with whom it contracts to provide its services. Priory has put in place policies and remuneration designed to retain and incentivize management; however, there can be no assurance that Priory will be able to retain senior management or to find suitable replacements should they leave. Although the Priory management team is expected to remain with the company following closing of the Acquisition, if senior management were to leave or if a critical member of the senior management team were to leave unexpectedly, it could have a material adverse effect on Priory’s business, results of operations and financial condition, which could have a corresponding material adverse effect on our business, results of operations, financial condition or prospects.

Priory operates in a highly regulated business environment, and predicting regulatory changes or developments is difficult. Failure to comply with regulations to which Priory is subject could lead to substantial penalties, including the loss of registration of some or all of Priory’s facilities.

Priory’s business, like our existing Partnerships in Care business, is subject to a high level of regulation and supervision, ranging from the initial establishment of new facilities, which are subject to registration and licensing requirements, to the recruitment and appointment of staff, occupational health and safety, duty of care to service users, clinical and educational standards, conduct of Priory’s professional and support staff, the environment, public health and other areas. The regulatory requirements differ across Priory’s divisions, though almost all of its activities in England in relation to mental healthcare, elderly care and learning disability care are regulated by the Care Quality Commission, or CQC, and in Scotland, Wales and Northern Ireland, its local equivalent. In addition, Priory’s children’s homes, residential schools and colleges in England are regulated by the Office for Standards in Education, Children’s Services and Skills, or OFSTED, and in Scotland and Wales by their local equivalent, and all of Priory’s schools must be licensed by the Department for Education. See “Priory Business—Regulatory Overview” for further details on the key regulations to which Priory is subject.

Inspections by CQC, OFSTED, and other regulators can be carried out on both an announced and unannounced basis depending on the specific regulatory provisions relating to the different healthcare, social care and specialist education services Priory provides.

A failure to comply with regulations, the receipt of a poor rating or a lower rating, or the receipt of a negative report that leads to a determination of regulatory non-compliance or Priory’s failure to cure any defect noted in an inspection report could result in reputational damage, fines, the revocation or suspension of the registration of any facility or service or a decrease in, or cessation of, the services provided by Priory at any given facility. Additionally, where placements are funded by Local Authorities, most Local Authorities monitor performance and where there are shortcomings may impose punitive measures. These can, for example, include the suspension of new placements (known in the industry as “embargoes”) and, in extreme cases, removal of all residents placed by that authority, which in turn may affect the level of referrals from other publicly funded entities and Priory’s occupancy levels.

Furthermore, new regulations or regulatory bodies may be introduced in the future or existing regulations and regulatory bodies may be amended or replaced and Priory may not adapt to such changes quickly enough, or in a cost-efficient manner. For example, the United Kingdom government appointed Monitor as the new market regulator for healthcare providers in 2012 by way of a licensing regime. Any failure by Priory to comply with the licensing regime could result in Monitor revoking Priory’s license, which would mean Priory would be unable to operate. In addition, such regulatory changes may preclude management from executing its business plan as intended, including the timing for new developments and openings.

We cannot guarantee that current laws, regulations and regulatory assessment methodologies will not be modified or replaced in the future. There can be no assurance that our or Priory’s business, results of operations and financial condition will not be adversely affected by any future regulatory developments or that the cost of compliance with new regulations will not be material.

Priory cares for a large number of vulnerable individuals with complex needs and any care quality deficiencies could adversely impact Priory’s brand, its reputation and its ability to market its services effectively.

Priory’s future growth will partly depend on its ability to maintain its reputation for high quality services and, through successful sales and marketing activities, increased demand for its services. Factors such as health and safety incidents, problems at its facilities, regulatory enforcement actions, negative press or general customer dissatisfaction could lead to deterioration in the level of Priory’s quality ratings or the public perception of the quality of Priory’s services (including as a result of negative publicity about Priory’s industry generally), which in turn could lead to a loss of patient placements, referrals and self-pay patients or service users. Any impairment of Priory’s reputation, loss of goodwill or damage to the value of its brand name could have a material adverse effect on our business, results of operations and financial condition.

Many of Priory’s service users have complex medical conditions or special needs, are vulnerable and often require a substantial level of care and supervision. There is a risk that one or more service users could be harmed by one or more of Priory’s employees, either intentionally, through negligence or by accident. Further, individuals cared for by Priory have in the past engaged, and may in the future engage, in behavior that results in harm to themselves, Priory’s employees or to one or more other individuals, including members of the public. A serious incident involving harm to one or more service users or other individuals could result in negative publicity. Furthermore, the damage to Priory’s reputation or to the reputation of the relevant facility from any such incident could be exacerbated by any failure on Priory’s part to respond effectively to such incident. While Priory maintains an electronic incident reporting system, which management actively reviews and against which responses are monitored, has implemented rigorous clinical, educational and other governance procedures, carries out substantial employee training, employee inductions and employment reference procedures, including a criminal background check, for all front line staff and deploys public relations resources to manage both positive and negative publicity, there can be no assurance that an event giving rise to significant negative publicity would not occur. Such negative publicity could have a material adverse effect on Priory’s brand, its reputation and its ADC, which would have a corresponding negative impact on our business, results of operations and financial condition.

Priory is and in the future may become involved in legal proceedings based on negligence or breach of a contractual or statutory duty from service users or their family members or from employees or former employees.

From time to time, Priory is subject to complaints and claims from service users and their family members alleging professional negligence, medical malpractice or mistreatment. Priory is also subject to claims for unlawful detention from time to time when patients allege they should not have been detained under the Mental Health Act or where the appropriate procedures were not correctly followed.

Similarly, there may be substantial claims from employees in respect of personal injuries sustained in the performance of their duties, particularly in respect of incidents involving patients detained under the Mental Health Act and where future employment prospects are impaired. Current or former employees may also make claims against Priory in relation to breaches of employment legislation.

Priory may also be involved in coroner’s inquests (or the Scottish equivalent) where there is a fatality at one of Priory’s units (such as pending matters relating to corporate manslaughter at one Priory facility) resulting in an adverse coroner’s verdict or civil claims by individuals or criminal prosecutions by regulatory authorities. Any fines imposed by the courts are likely to be substantial in view of the Sentencing Council guidelines published in November 2015, which materially increase fines for corporate manslaughter and certain health and safety offences. There may also be safeguarding incidents at Priory’s sites which, depending on the circumstances, may result in custodial sentences or other criminal sanctions for the member of staff involved.

The incurrence of any legal fees, damage awards or other fines as summarized above as well as any impact on Priory’s brand or reputation as a result of being involved in any legal proceedings are likely to have a material adverse impact on our business, results of operations and financial condition.

Priory handles sensitive personal data in the ordinary course of business and any failure to maintain the confidentiality of such data could result in legal liability and reputational harm.

Priory processes and stores sensitive personal data as part of its business. In the event of a security breach, sensitive personal data could become public. Priory is currently not aware of any material incidences of potential data breach; however, there can be no assurance that such breaches will not arise in future. Although Priory has in place policies and procedures to prevent such breaches, breaches could occur either as a result of a breach by Priory or as a result of a breach by a third party to whom Priory has provided sensitive personal data, and as a result, Priory could face liability under data protection laws. Such liability may result in sanctions, including fines and/or may cause us to suffer damage to our or Priory’s brand and reputation, which could have a material adverse effect on our business, results of operations and financial condition.

Priory’s insurance may be inadequate, premiums may increase and, if there is a significant deterioration in Priory’s claims experience, insurance may not be available on acceptable terms.

Priory maintains liability insurance intended to cover service user, third party and employee personal injury claims. Due to the structure of Priory’s insurance program under which it carries a large self-insured retention, there may be substantial claims in respect of which the liability for damages and costs falls to Priory before being met by any insurance underwriter. There may also be claims in excess of Priory’s insurance cover or claims which are not covered by its insurance due to other policy limitations or exclusions or where Priory has failed to comply with the terms of the policy. Furthermore, there can be no assurance that Priory will be able to obtain liability insurance cover in the future on acceptable terms, or without substantial premium increases or at all, particularly if there is a deterioration in Priory’s claims experience history. A successful claim against Priory not covered by or in excess of its insurance cover could have a material adverse effect on our business, results of operations and financial condition.

Foreign currency exchange rate fluctuations could materially impact our consolidated financial position and results of operations.

The acquisition of Priory significantly expands our United Kingdom operations. Accordingly, an increased portion of our net revenues will be derived from operations in the United Kingdom, and we intend to translate sales and other results denominated in foreign currency into U.S. dollars for our consolidated financial statements. During periods of a strengthening U.S. dollar, our reported international sales and net earnings could be reduced because foreign currencies may translate into fewer U.S. dollars.

In all jurisdictions in which we operate, we are also subject to laws and regulations that govern foreign investment, foreign trade and currency exchange transactions. These laws and regulations may limit our ability to repatriate cash as dividends or otherwise to the United States and may limit our ability to convert foreign currency cash flows into U.S. dollars.

We will incur significant transaction and acquisition-related costs in connection with the Acquisition.

We will incur substantial costs in connection with the Acquisition, including approximately $62.5 million in transaction-related expenses, including financing fees. In addition, we may incur additional costs to maintain employee morale and to retain key employees, and we will incur substantial fees and costs related to formulating and executing integration plans. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow us to more than offset incremental transaction and acquisition-related costs over time, this net benefit may not be achieved in the near term, or at all.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the Acquisition.

The pro forma financial statements contained in, or incorporated by reference into, this offering memorandum are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the Acquisition for several reasons. For example, the pro forma financial statements have been derived from our historical financial statements and Priory’s, CRC’s and Partnerships in Care’s historical financial statements, and certain adjustments and assumptions have been made regarding the combined company after giving effect to the Acquisition. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the actual financial condition and results of operations of the combined company following the Acquisition may not be consistent with, or evident from, these pro forma financial statements.

In addition, the assumptions used in preparing the pro forma financial data may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the Acquisition. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the trading price of the securities of the combined company. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

As part of the Acquisition, we will assume Priory’s existing pension plans and will be responsible for ongoing funding requirements over which we have limited influence. In addition, we may be required to increase funding of these pension plans and/or be subject to restrictions on the use of excess cash.

As a result of the Acquisition, we will assume four defined benefit pension plans and 17 defined contribution pension plans under which we will be obligated to make future contributions to fund benefits to participants. The contributions required to fund the defined benefit pension obligations are determined by the plan’s actuary based on actuarial valuations, which themselves are based on assumptions and estimates about the long-term operation of the plan, including mortality rates of members, the performance of financial markets and interest rates. In addition, if the actual operation of the plan differs from the actuary’s assumptions, additional contributions by us may be required. Benefits under the defined contribution pension plans are based on annual contributions as a proportion of earnings. The aggregate annual cost in 2014 under all Priory pension plans was approximately £4.7 million.

Our funding requirements under the defined benefit and defined contribution pension plans for future years are expected to increase from the current levels. Depending on our cash position at the time, any such funding, or contributions to, our pension plans could impact our operating flexibility and financial position, including adversely affecting our cash flow for the quarter in which they are made. In addition, changes to pension legislation in the United Kingdom may adversely affect our funding requirements. Maintenance of these 21 plans may result in additional expenses. Termination of these plans could have an adverse impact on employee relations and a material adverse effect on our business, results of operations, financial condition or prospects.

Priory’s ability to grow its business through organic expansion either by developing new facilities or by modifying existing facilities is dependent upon many factors.

Priory’s ability to grow its business is dependent on capacity and occupancy at its facilities. Priory’s occupancy percentage was above 80% for the nine months ended September 30, 2015 and the years ended December 31, 2014 and 2013. Should Priory’s facilities reach maximum occupancy, Priory may need to implement other growth strategies either by developing new facilities or by modifying existing facilities.

Priory’s facilities typically need to be purpose-designed in order to enable the type and quality of service that Priory provides. Consequently, Priory must either develop sites to create facilities or purchase or lease existing facilities, which may require substantial modification. Priory must be able to identify suitable sites and there is no guarantee that such sites will be available at all, or at an economically viable cost or in areas of sufficient demand for Priory’s services. The subsequent successful development and construction of a new facility is contingent upon, among other things, negotiation of construction contracts, regulatory permits and planning consents and satisfactory completion of construction. Similarly, Priory’s ability to expand its current facilities is also dependent upon various factors, including identification of appropriate expansion projects, the obtaining of planning permissions, registering of both the expansion and the related healthcare services, financing of the expansion, integration of the expansion into its relationships with the NHS, Local Authorities, referring general practitioners, or GPs, and PMI providers and margin pressure as new facilities are filled with clients.

Delays caused by difficulties in respect of any of the above factors may lead to cost overruns and longer periods before a return is generated on an investment, if at all. Priory may incur significant capital expenditure but due to a regulatory, planning or other reason, may find that it is prevented from opening a new facility or modifying an existing facility. Moreover, even when incurring such development capital expenditure, there is no guarantee that commissioners will make referrals when beds become available. Upon operational commencement of a new facility, Priory typically expects that it will take approximately 12-18 months to reach its targeted occupancy level. Any delays or stoppages in Priory’s projects, the unsatisfactory completion or construction of such projects or the failure of such projects to increase Priory’s occupancy levels could have a material adverse effect on Priory’s ADC, which would have a corresponding negative impact on our business, results of operations and financial condition.

Priory may fail to deal with clinical waste in accordance with applicable regulations or otherwise be in breach of relevant medical, health and safety or environmental laws and regulations.

As part of Priory’s normal business activities, it produces and stores clinical waste, in particular in relation to its Healthcare and Older People Services division activities, which may produce effects harmful to the environment or human health. The storage and transportation of such waste is strictly regulated. Priory’s waste disposal services are outsourced and should the relevant service provider fail to comply with relevant regulations, Priory could face sanctions or fines which could adversely affect its brand, reputation, business or financial condition. Health and safety risks are inherent in the services that Priory provides and are constantly present in its facilities, primarily in respect of food and water quality, as well as fire safety and the risk that service users may cause harm to themselves, other service users or employees. From time to time, Priory has experienced, like other providers of similar services, undesirable health and safety incidents. Some of Priory’s activities are particularly exposed to significant medical risks relating to the transmission of infections or the prescription and administration of drugs for residents and patients. If any of the above medical or health and safety risks were to materialize, Priory may be held liable, fined and any registration certificate could be suspended or withdrawn for failure to comply with applicable regulations, which may have a material adverse impact on our business, results of operations and financial condition.

Priory may lose the ability to enter into leases for new facilities on favorable terms or we may lose the ability to use certain key properties subject to long leases or which may become subject to compulsory purchase orders or we may lose the ability to terminate its leases.

As of September 30, 2015, approximately 22% of Priory’s properties were occupied under long leases and the operation of its businesses in those properties depends on Priory’s right to use the premises demised by the relevant lease. Under the typical terms of the relevant leases, in the event of certain material breaches by Priory, the landlord may enforce its right to forfeit the lease. The tenant has customary rights to apply for relief from forfeiture which is likely to be successful if the relevant breach is remedied at the same time. There can be no assurance that any affected landlord would continue to allow Priory to use the land demised by the lease if Priory fails to meet the contractual obligations thereunder. There can also be no assurances that Priory will be able to renew its leases on acceptable terms or at all. Furthermore, any property in the United Kingdom may at any time be compulsorily acquired by, among others, a Local Authority or a governmental department in connection with redevelopment or infrastructure projects which are to the benefit of the public. Our or Priory’s business, results of operations and financial condition would be materially adversely affected if Priory was no longer able to use and occupy any of its existing properties as a result of a failure to renew any of its existing leases, a failure to meet its contractual obligations under any lease or the receipt of a compulsory purchase order in respect of any properties in which Priory has a long leasehold or freehold interest.

The value of Priory’s freehold and long leasehold real estate assets will be subject to fluctuations in the United Kingdom real estate market.

Priory holds a portfolio of freehold and long leasehold assets. The value of Priory’s property portfolio is subject to, among other things, the conditions of the real estate market in the United Kingdom. The average values of real estate in the United Kingdom, as in other European countries, experienced sharp declines from 2007 as a result of the credit crisis, economic recession and reduced confidence in global financial markets. Although real estate asset values have recovered and stabilized in recent years in the United Kingdom, there can be no assurance that this improvement will continue or be sustainable. Real estate asset values could decline substantially, particularly if the United Kingdom economy or the Eurozone economy as a whole were to suffer a further recession or debt crisis, and could result in declines in the carrying values of Priory’s real estate assets (and the value at which it could dispose of such assets). A decline in the carrying value of Priory’s real estate assets may also weaken Priory’s ability to obtain financing for new investments. Any of the above may have a material adverse effect on our business, results of operations and financial condition.

Priory’s business could be disrupted if Priory’s information systems fail or if its databases are destroyed or damaged.

Priory’s information technology platform supports, among other things, management control of patient administration, billing and financial information and reporting processes. For example, all patients in Priory’s facilities have a full Electronic Patient Record, or EPR, on Carenotes, a bespoke EPR system that allows Priory’s caregivers and nurses to see all information about a patient’s care and treatment. Although Priory has taken measures to mitigate potential information technology security risks and have information technology continuity plans across Priory’s business intended to minimize the impact of information technology failures, there can be no assurance that such measures and plans will be effective. Any failure in Priory’s information technology systems could adversely impact our business, results of operations and financial condition.

Priory is subject to volatility in the global capital and credit markets as well as significant developments in macroeconomic and political conditions that are out of its control.

Priory’s business can be affected by a number of factors that are beyond its control, such as general macroeconomic conditions, conditions in the financial services markets, geopolitical conditions and other general political and economic developments. These conditions and developments may continue to put pressure on the economy in the United Kingdom, which could have a negative effect on Priory’s business. There may be a shortage of liquidity and credit in the United Kingdom or worldwide and this can be exacerbated by adverse developments in global or national political and/or macroeconomic conditions. In particular, Priory has historically financed the development of new facilities and the modification of Priory’s existing facilities through a variety of sources, including its own cash reserves and debt financing. While Priory intends to seek to finance new and existing developments from similar sources in the future, there may be insufficient cash reserves to fund the budgeted capital expenditure and market conditions and other factors may prevent Priory from obtaining debt financing on appropriate terms or at all. In addition, market conditions may limit the number of financial institutions that are willing to provide financing to landlords with whom Priory wishes to contract to build homes for learning disability services, new schools or new mental health facilities which can then be made available to Priory under a long-term operating lease. If conditions in the United Kingdom or the global economy remain uncertain or weaken further, this could materially adversely impact Priory’s ADC, which would have a corresponding negative impact on our business, results of operations and financial condition.

Risks of the Combined Company Upon Completion of the Acquisition

Our substantial debt could adversely affect our financial health and prevent us from fulfilling our obligations under our financing arrangements.

On a pro forma basis after giving effect to the Transactions, as of September 30, 2015, we would have had approximately $3.6 billion of total debt. Our substantial debt could have important consequences to our business. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	make it more difficult for us to satisfy our other financial obligations;

•	restrict us from making strategic acquisitions or cause us to make non-strategic divestitures;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt (including scheduled repayments on our term loan borrowings under the Amended and Restated Senior Credit Facility), thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	expose us to interest rate fluctuations because the interest on the Amended and Restated Senior Credit Facility is imposed at variable rates;

•	make it more difficult for us to satisfy our obligations to our lenders, resulting in possible defaults on and acceleration of such debt;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt;

•	limit our ability to borrow additional funds; and

•	limit our ability to pay dividends, redeem stock or make other distributions.

In addition, the terms of our financing arrangements contain restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts, including the Amended and Restated Senior Credit Facility and the Senior Notes.

Servicing our debt will require a significant amount of cash. Our ability to generate sufficient cash to service our debt depends on many factors beyond our control.

Our ability to make payments on and to refinance our debt, to fund planned capital expenditures and to maintain sufficient working capital will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under the Amended and Restated Senior Credit Facility or from other sources in an amount sufficient to enable us to service our debt or to fund our other liquidity needs. If our cash flow and capital resources are insufficient to allow us to make scheduled payments on our debt, we may need to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance all or a portion of our debt on or before the maturity thereof, any of which could have a material adverse effect on our business, financial condition or results of operations. We cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all, or that the terms of that debt will allow any of the above alternative measures or that these measures would satisfy our scheduled debt service obligations. If we are unable to generate sufficient cash flow to repay or refinance our debt on favorable terms, it could significantly adversely affect our financial condition and the value of our outstanding debt. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations.

We are subject to a number of restrictive covenants, which may restrict our business and financing activities.

Our financing arrangements impose, and the terms of any future debt may impose, operating and other restrictions on us. Such restrictions affect, and in many respects limit or prohibit, among other things, our and our subsidiaries’ ability to:

•	incur or guarantee additional debt and issue certain preferred stock;

•	pay dividends on our common stock or redeem, repurchase or retire our equity interests or subordinated debt;

•	transfer or sell our assets:

•	make certain payments or investments;

•	make capital expenditures;

•	create certain liens on assets;

•	create restrictions on the ability of our subsidiaries to pay dividends or make other payments to us;

•	engage in certain transactions with our affiliates; and

•	merge or consolidate with other companies.

The Amended and Restated Senior Credit Facility also requires us to meet certain financial ratios, including a fixed charge coverage ratio and a consolidated leverage ratio. See “Description of Other Indebtedness.”

The restrictions may prevent us from taking actions that management believes would be in the best interests of our business, and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. We also may incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility. Our ability to comply with these covenants in future periods will largely depend on the pricing of our products and services, our success at implementing cost reduction initiatives and our ability to successfully implement our overall business strategy. We cannot assure you that we will be granted waivers or amendments to our financing arrangements if for any reason we are unable to comply with our financial covenants. The breach of any of these covenants and restrictions could result in a default under the indenture governing the notes, the indentures governing the Senior Notes or under the Amended and Restated Senior Credit Facility, which could result in an acceleration of our debt.

Despite our current debt level, we may incur significant additional amounts of debt, which could further exacerbate the risks associated with our substantial debt.

We may incur substantial additional debt, including additional notes and other debt, in the future. Although the indenture governing the notes offered hereby, the indentures governing our outstanding Senior Notes and our Amended and Restated Senior Credit Facility contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of debt that could be incurred in compliance with these restrictions could be substantial. If new debt is added to our existing debt levels, the related risks that we now face would intensify and we may not be able to meet all our debt obligations.

If we default on our obligations to pay our debt, we may not be able to make payments on our financing arrangements.

Any default under the agreements governing our debt, including a default under the Amended and Restated Senior Credit Facility, the indentures governing our Senior Notes or the indenture governing the notes, and the remedies sought by the holders of such debt, could adversely affect our ability to pay the principal, premium, if any, and interest on the notes and the Senior Notes and substantially decrease the market value of the notes and the Senior Notes. If we are unable to generate sufficient cash flows and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our debt, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our debt (including the Amended and Restated Senior Credit Facility, the indentures governing the Senior Notes and the indenture governing the notes), we would be in default under the terms of the agreements governing such debt. In the event of such default, the holders of such debt could elect to declare all the funds borrowed thereunder to be due and payable, the lenders under the Amended and Restated Senior Credit Facility could elect to terminate their commitments or cease making further loans and institute foreclosure proceedings against our assets, or we could be forced to apply all available cash flows to repay such debt, and, in any such case, we could ultimately be forced into bankruptcy or liquidation. Because the indenture governing the notes, the indentures governing the Senior Notes and the agreement governing the Amended and Restated Senior Credit Facility have customary cross-default provisions, if the debt under the notes offered hereby, the Senior Notes or the Amended and Restated Senior Credit Facility is accelerated, we may be unable to repay or refinance the amounts due.

Fluctuations in our operating results, quarter to quarter earnings and other factors, including incidents involving our patients and negative media coverage, may result in significant decreases in the price of the notes.

The capital markets experience volatility that is often unrelated to operating performance. These broad market fluctuations may adversely affect the trading price of the notes and, as a result, there may be significant volatility in the market price of the notes. If we are unable to operate our facilities as profitably as we have in the past or as our investors expect us to in the future, the market price of the notes will likely decline when it becomes apparent that the market expectations may not be realized. In addition to our operating results, many economic and seasonal factors outside of our control could have an adverse effect on the price of the notes and increase fluctuations in our quarterly earnings. These factors include certain of the risks discussed herein, demographic changes, operating results of other healthcare companies, changes in our financial estimates or recommendations of securities analysts, speculation in the press or investment community, the possible effects of war, terrorist and other hostilities, adverse weather conditions, the level of seasonal illnesses, managed care contract negotiations and terminations, changes in general conditions in the economy or the financial markets or other developments affecting the healthcare industry.

Our revenues and results of operations are significantly affected by payments received from the government and third-party payors.

A significant portion of our revenues is derived from government healthcare programs, principally Medicare and Medicaid. For the nine months ended September 30, 2015, Acadia derived approximately 45% of its revenues from the Medicare and Medicaid programs.

Government payors, such as Medicaid, generally reimburse us on a fee-for-service basis based on predetermined reimbursement rate schedules. As a result, we are limited in the amount we can record as revenue for our services from these government programs, and if we have a cost increase, we typically will not be able to recover this increase. In addition, the federal government and many state governments, are operating under significant budgetary pressures, and they may seek to reduce payments under their Medicaid programs for services such as those we provide. Government payors also tend to pay on a slower schedule. In addition to limiting the amounts they will pay for the services we provide their members, government payors may, among other things, impose prior authorization and concurrent utilization review programs that may further limit the services for which they will pay and shift patients to lower levels of care and reimbursement. Therefore, if governmental entities reduce the amounts they will pay for our services, or if they elect not to continue paying for such services altogether, our business, financial condition or results of operations could be adversely affected. In addition, if governmental entities slow their payment cycles further, our cash flow from operations could be negatively affected.

Commercial payors such as managed care organizations, private health insurance programs and labor unions generally reimburse us for the services rendered to insured patients based upon contractually determined rates. These commercial payors are under significant pressure to control healthcare costs. In addition to limiting the amounts they will pay for the services we provide their members, commercial payors may, among other things, impose prior authorization and concurrent utilization review programs that may further limit the services for which they will pay and shift patients to lower levels of care and reimbursement. These actions may reduce the amount of revenue we derive from commercial payors.

Changes in these government programs in recent years have resulted in limitations on reimbursement and, in some cases, reduced levels of reimbursement for healthcare services. Payments from federal and state government healthcare programs are subject to statutory and regulatory changes, administrative rulings, interpretations and determinations, requirements for utilization review, and federal and state funding restrictions, all of which could materially increase or decrease program payments, as well as affect the cost of providing service to patients and the timing of payments to facilities. We are unable to predict the effect of recent and future policy changes on our operations. In addition, since most states operate with balanced budgets and since the Medicaid program is often a state’s largest program, some states can be expected to enact or consider enacting legislation formulated to reduce their Medicaid expenditures. Furthermore, the recent economic downturn has increased the budgetary pressures on the federal government and many state governments, which may negatively affect the availability of taxpayer funds for Medicare and Medicaid programs. If the rates paid or the scope of services covered by government payors are reduced, there could be a material adverse effect on our business, financial condition and results of operations.

In addition to changes in government reimbursement programs, our ability to negotiate favorable contracts with private payors, including managed care providers, significantly affects the financial condition and operating results of our facilities in the United States. Management expects third-party payors to aggressively manage reimbursement levels and cost controls. Reductions in reimbursement amounts received from third-party payors could have a material adverse effect on our business, financial condition and results of operations.

An incident involving one or more of our patients or the failure by one or more of our facilities to provide appropriate care could result in increased regulatory burdens, governmental investigations, negative publicity and adversely affect the trading price of our securities.

Because the patients we treat suffer from severe mental health and chemical dependency disorders, patient incidents, including deaths, assaults and elopements, occur from time to time. If one or more of our facilities experiences an adverse patient incident or is found to have failed to provide appropriate patient care, an admissions hold, loss of accreditation, license revocation or other adverse regulatory action could be taken against us. Any such patient incident or adverse regulatory action could result in governmental investigations, judgments or fines and have a material adverse effect on our business, financial condition and results of operations. In addition, we have been and could become the subject of negative publicity or unfavorable media attention, whether warranted or unwarranted, that could have a significant, adverse effect on the trading price of our securities or adversely impact our reputation and how our referral sources and payors view us.

We incurred significant transaction and acquisition-related costs in connection with the Partnerships in Care and CRC acquisitions.

We incurred substantial costs in connection with the Partnerships in Care and CRC acquisitions, including transaction-related expenses. In addition, we may incur additional costs to maintain employee morale and to retain key employees, and we will incur substantial fees and costs related to formulating and executing integration plans. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow us to more than offset incremental transaction and acquisition-related costs over time, this net benefit may not be achieved in the near term, or at all.

We made certain assumptions relating to the Partnerships in Care and CRC acquisition in our forecasts that may prove to be materially inaccurate.

We made certain assumptions relating to the forecast level of cost savings, growth opportunities, synergies and associated costs of the Partnerships in Care and CRC acquisitions. Our assumptions relating to the forecast level of cost savings, growth opportunities, synergies and associated costs of the Partnerships in Care and CRC acquisitions may be inaccurate based on the information available to us, including as the result of the failure to realize the expected benefits of the Partnerships in Care and CRC acquisitions, limited growth opportunities, higher than expected transaction and integration costs and unknown liabilities as well as general economic and business conditions that may adversely affect us. In addition, Partnerships in Care was operating at a net loss for the year ended December 31, 2013 and for the six months ended June 30, 2014, which may impact our ability to capitalize on growth opportunities, achieve synergies and profitability from the Partnerships in Care acquisition in the near term.

Expanding our international operations poses additional risks to our business.

Prior to the acquisition of Partnerships in Care, we were engaged in business activities in the United States and Puerto Rico. The acquisition of Partnerships in Care marked our first entry into a foreign market and we will expand our operations in the United Kingdom as a result of our planned acquisition of Priory. Our business or financial performance may be adversely affected due to the risks of operating internationally, including but not limited to the following: economic and political instability, failure to comply with foreign laws and regulations and adverse changes in the health care policy of the United Kingdom (including decreases in funding for the services provided by Partnerships in Care and Priory), adverse changes in law and regulations affecting the operations of Partnerships in Care and Priory, difficulties and costs of staffing and managing our new operations in the United Kingdom. If any of these events were to materialize, they could lead to disruption of our business, significant expenditures and/or damages to our reputation, which could have a material adverse effect on our results of operations, financial condition or prospects.

As a company based outside of the United Kingdom, we will need to take certain actions to be more easily accepted in the United Kingdom. For example, we may need to engage in a public relations campaign to emphasize service quality and company philosophy, preserve local management continuity and business practices and be transparent in our dealings with local governments and taxing authorities. Such efforts will require significant time and effort on the part of our management team. Our results of operation could suffer if these efforts are not successful.

Our acquisition strategy exposes us to a variety of operational and financial risks.

A principal element of our business strategy is to grow by acquiring other companies and assets in the behavioral healthcare industry. Growth, especially rapid growth, through acquisitions exposes us to a variety of operational and financial risks. We summarize the most significant of these risks below.

Integration risks

We must integrate our acquisitions with our existing operations. This process includes the integration of the various components of our business and of the businesses we have acquired or may acquire in the future, including the following:

•	additional psychiatrists, other physicians and employees who are not familiar with our operations;

•	patients who may elect to switch to another behavioral healthcare provider;

•	regulatory compliance programs; and

•	disparate operating, information and record keeping systems and technology platforms.

Integrating a new facility could be expensive and time consuming and could disrupt our ongoing business, negatively affect cash flow and distract management and other key personnel from day-to-day operations.

We may not be able to successfully combine the operations of recently acquired facilities with our operations, and even if such integration is accomplished, we may never realize the potential benefits of the acquisition. The integration of acquisitions with our operations requires significant attention from management, may impose substantial demands on our operations or other projects and may impose challenges on the combined business including, but not limited to, consistencies in business standards, procedures, policies, business cultures and internal controls and compliance. Certain acquisitions involve a capital outlay, and the return that we achieved on any capital invested may be less than the return that we would achieve on our other projects or investments. If we fail to complete the integration of recently acquired facilities, we may never fully realize the potential benefits of the related acquisitions.

We are in the process of integrating the business of Partnerships in Care and CRC into our current business. Successful integration depends on the ability to effect any required changes in operations or personnel, which may entail unforeseen liabilities. The integration of these businesses may expose us to certain risks, including the following: difficulty in integrating these businesses in a cost-effective manner, including the establishment of effective management information and financial control systems; unforeseen legal, regulatory, contractual, employment or other issues arising out of the combination; combining corporate cultures; maintaining employee morale and retaining key employees; potential disruptions to our on-going business caused by our senior management’s focus on integrating these businesses; and performance of the combined assets not meeting our expectations or plans. A failure to properly integrate these businesses could have a corresponding material adverse effect on our business, results of operations, financial condition or prospects.

Benefits may not materialize

When evaluating potential acquisition targets, we identify potential synergies and cost savings that we expect to realize upon the successful completion of the acquisition and the integration of the related operations. We may, however, be unable to achieve or may otherwise never realize the expected benefits. Our ability to realize the expected benefits from potential cost savings and revenue improvement opportunities is subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control, such as changes to government regulation governing or otherwise impacting the behavioral healthcare industry, reductions in reimbursement rates from third-party payors, reductions in service levels under our contracts, operating difficulties, client preferences, changes in competition and general economic or industry conditions. If we are unsuccessful in implementing these improvements or if we do not achieve our expected results, it may adversely impact our business, financial condition or results of operations.

Assumptions of unknown liabilities

Facilities that we acquire, including the facilities acquired from Partnerships in Care and CRC, may have unknown or contingent liabilities, including, but not limited to, liabilities for uncertain tax positions, liabilities for failure to comply with healthcare laws and regulations and liabilities for unresolved litigation or regulatory reviews. Although we typically attempt to exclude significant liabilities from our acquisition transactions and seek indemnification from the sellers of such facilities, the purchase agreement with Partnerships in Care contained minimal representations and warranties about the entities and business that we acquired. In addition, we have no indemnification rights against the sellers under the Partnerships in Care purchase agreement and all of the purchase price consideration was paid at closing of the Partnerships in Care acquisition. See “—Our acquisition of CRC may expose us to unknown or contingent liabilities for which we will not be indemnified” for a discussion of similar risks with our acquisition of CRC. Therefore, we may incur material liabilities for the past activities of acquired entities and facilities. Even in those acquisitions in which we have such rights, we may experience difficulty enforcing the sellers’ obligations, or we may incur material liabilities for the past activities of acquired facilities. Such liabilities and related legal or other costs and/or resulting damage to a facility’s reputation could negatively impact our business, financial condition or results of operations.

Competing for acquisitions

We face competition for acquisition candidates primarily from other for-profit healthcare companies, as well as from not-for-profit entities. Some of our competitors may have greater resources than we do. As a result, we may pay more to acquire a target business or may agree to less favorable deal terms than we would have otherwise. Our principal competitors for acquisitions have included Universal Health Services and private equity firms. Also, suitable acquisitions may not be accomplished due to unfavorable terms. Further, the cost of an acquisition could result in a dilutive effect on our results of operations, depending on various factors, including the amount paid for an acquired facility, the acquired facility’s results of operations, the fair value of assets acquired and liabilities assumed, effects of subsequent legislation and limits on rate increases. In addition, we may have to pay cash, incur debt, or issue equity securities to pay for any such acquisition, which could adversely affect our financial results, result in dilution to our stockholders, result in increased fixed obligations or impede our ability to manage our operations.

Managing growth

Some of the facilities we have acquired or may acquire in the future may have had significantly lower operating margins prior to the time of our acquisition or may have had operating losses prior to such acquisition. If we fail to improve the operating margins of the facilities we acquire, operate such facilities profitably or effectively integrate the operations of the acquired facilities, our results of operations could be negatively impacted.

If we are unable to successfully integrate CRC into our business, our business, financial condition and results of operations may be negatively impacted.

As a result of the acquisition of CRC, we are engaged in a new line of business in the operation of comprehensive treatment centers specializing in detoxification and recovery programs. The administration of this new line of business will require implementation of appropriate operations, management, and controls. A failure to properly integrate CRC could have a corresponding material adverse effect on our business, results of operations, financial condition or prospects. We are in the process of integrating CRC’s business into our current business. Successful integration will depend on our ability to effect any required changes in operations or personnel which may entail unforeseen liabilities. The integration of CRC may expose us to certain risks, including the following: difficulty in integrating CRC in a cost-effective manner; difficulty or delay in the establishment of effective management information and financial control systems, as well as controls, procedures and training designed to ensure compliance with the U.S. Drug Enforcement Administration, and other regulatory requirements to which CRC’s business is subject; unforeseen legal, regulatory, contractual, employment or other issues arising out of the combination; combining corporate cultures; maintaining employee morale and retaining key employees; potential disruptions to our on-going business caused by our senior management’s focus on integrating CRC; and performance of the combined assets not meeting our expectations or plans.

Our acquisition of CRC may expose us to unknown or contingent liabilities for which we will not be indemnified.

The facilities we acquired in the acquisition of CRC have been and are currently subject to regulatory investigations, such as investigations by the DOJ’s Drug Enforcement Administration, including for non-compliance with certain regulatory requirements relating to the improper handling of controlled substances, and as a result may have unknown or contingent liabilities, including, but not limited to, liabilities for uncertain tax positions, for failure to comply with healthcare laws and regulations and for unresolved litigation or regulatory reviews. In addition, the facilities we acquired in the acquisition of CRC have been and are from time to time, subject to various claims and legal actions that arise in the ordinary course of business, including claims for damages for personal injuries, wrongful death, medical malpractice, breach of contract, tort and employment related claims. In these actions, plaintiffs request a variety of damages, including, in some instances, punitive and other types of damages that may not be covered by insurance or may exceed levels of insurance coverage. These liabilities may increase our costs and harm our business. In addition, a substantial number of our patients addicted to opiates are treated with opioid substitution medications, such as methadone, suboxone and buprenorphine. Opioid substitution medications are prescription medications and have substantial risks associated with them. The facilities we acquired in the acquisition of CRC are currently subject to, and may in the future be subject to, claims arising out of illness, injury or death allegedly caused by opioid replacement therapy. If we are unable to address or manage the risks of claims alleging damages caused by opioid replacement therapy, this could have a material adverse impact on our financial condition and results of operations.

We have no indemnification rights against the sellers under the merger agreement related to the acquisition of CRC and all of the purchase price consideration was paid at the closing of the acquisition of CRC. Therefore, we may incur material liabilities for the past activities of acquired entities and facilities. Such liabilities and related legal or other costs and/or resulting damage to a facility’s reputation could negatively impact our business, financial condition or results of operations.

Deficiencies in CRC’s internal controls over financial reporting could have a material adverse impact on our ability to produce timely and accurate financial statements.

In 2011, a review of inconsistencies in the accounts at one of CRC’s recovery residential treatment facilities resulted in the restatement of certain previously issued consolidated financial statements. During the year ended December 31, 2012, CRC’s management completed the corrective actions to remediate the material weakness in internal control over financial reporting that gave rise to the restatement. Subsequent to the issuance of CRC’s consolidated financial statements for the year ended December 31, 2013, CRC’s management identified errors and made corrections resulting in a restatement of CRC’s 2013, 2012 and 2011 consolidated financial statements as further described in the notes to those financial statements. CRC’s management concluded that these errors were the result of material weaknesses relating to income tax accounting and stock-based compensation, and began to implement corrective actions to remediate the material weaknesses. If we identify any material weakness in the future, their correction would require additional remedial measures which could be costly and time-consuming. In addition, the presence of a material weakness could result in a material misstatement of annual or interim consolidated financial statements which in turn could require us to restate our operating results.

We made certain assumptions relating to the acquisition of CRC in our forecasts that may prove to be materially inaccurate, and we may be unable to achieve the related cost savings or synergies.

We made certain assumptions relating to the forecast level of cost savings, synergies and associated costs of the acquisition of CRC. Our assumptions relating to the forecast level of cost savings, synergies and associated costs of the acquisition of CRC may be inaccurate based on the information available to us, including as the result of the failure to realize the expected benefits of the acquisition of CRC, higher than expected transaction and integration costs and unknown liabilities as well as general economic and business conditions that may adversely affect us following the completion of the acquisition of CRC. The anticipated cost savings related to the acquisition of CRC are based upon assumptions about our ability to implement integration measures in a timely fashion and within certain cost parameters. Our ability to achieve the planned cost synergies is dependent upon a significant number of factors, some of which may be beyond our control. For example, we may be unable to eliminate duplicative costs and redundancies in a timely fashion or at all. Other factors that could cause us not to realize the expected cost savings and synergies, include but are not limited to, the following: higher than expected severance costs related to workforce reductions; higher than expected retention costs for employees that will be retained; inability to reduce or eliminate fees relating to professional, outside services and other redundant contracted services in a timely manner or at all; delays in the anticipated timing of activities related to our cost-saving plan including in the reduction of other general and administrative expenses; and other unexpected costs associated with operating our business. In addition, CRC was operating at a net loss for the years ended December 31, 2013 and 2014, which may impact our ability to achieve synergies and profitability from the acquisition of CRC in the near term. Actual cost savings, the costs required to realize the cost savings and the assumptions underlying the cost savings could differ materially from our current expectations, and we cannot assure you that we will achieve the full amount of cost savings on the schedule anticipated or at all.

Failure to comply with the international and U.S. laws and regulations applicable to our international operations could subject us to penalties and other adverse consequences.

We face several risks inherent in conducting business internationally, including compliance with international and U.S. laws and regulations that apply to our international operations. These laws and regulations include U.S. laws such as the Foreign Corrupt Practices Act and other U.S. federal laws and regulations established by the Office of Foreign Asset Control, local laws such as the United Kingdom Bribery Act 2010 or other local laws which prohibit corrupt payments to governmental officials or certain payments or remunerations to customers. Given the high level of complexity of these laws, however, there is a risk that some provisions may be inadvertently breached by us, for example through fraudulent or negligent behavior of individual employees, our failure to comply with certain formal documentation requirements, or otherwise. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers or our employees, implementation of compliance programs, and prohibitions on the conduct of our business. Any such violations could include prohibitions on our ability to conduct business in the United Kingdom and could materially damage our reputation, our brand, our international expansion efforts, our ability to attract and retain employees, our business and our operating results. Our success depends, in part, on our ability to anticipate these risks and manage these challenges.

We are subject to taxation in certain foreign jurisdictions. Any adverse development in the tax laws of such jurisdictions or any disagreement with our tax positions could have a material adverse effect on our business, financial condition or results of operations. In addition, our effective tax rate could change materially as a result of certain changes in our mix of United States and foreign earnings and other factors, including changes in tax laws.

We are subject to taxation in, and to the tax laws and regulations of, certain foreign jurisdictions as a result of our operations and our corporate and financing structure after the acquisition of Partnerships in Care. Adverse developments in these tax laws or regulations, or any change in position regarding the application, administration or interpretation thereof, in any applicable jurisdiction, could have a material adverse effect on our business, financial condition or results of operations. In addition, the tax authorities in any applicable jurisdiction may disagree with the tax treatment or characterization of any of our transactions, which, if successfully challenged by such tax authorities, could have a material adverse effect on our business, financial condition or results of operations. Certain changes in the mix of our earnings between jurisdictions and assumptions used in the calculation of income taxes, among other factors, could have a material adverse effect on our overall effective tax rate. In addition, legislative proposals to change the United States taxation of foreign earnings could also increase our effective tax rate.

A worsening of the economic and employment conditions in the geographies in which we operate could materially affect our business and future results of operations.

During periods of high unemployment, governmental entities often experience budget deficits as a result of increased costs and lower than expected tax collections. These budget deficits at the federal, state and local levels have decreased, and may continue to decrease, spending for health and human service programs, including Medicare and Medicaid in the United States, which are significant payor sources for our facilities. In periods of high unemployment, we also face the risk of potential declines in the population covered under private insurance, patient decisions to postpone or decide against receiving behavioral healthcare services, potential increases in the uninsured and underinsured populations we serve and further difficulties in collecting patient co-payment and deductible receivables.

Substantially all of the revenue from CRC’s eating disorder programs, extended care facilities and certain residential treatment facilities is derived from private-pay funding. In addition, a substantial portion of CRC’s revenue from its comprehensive treatment centers and youth programs is from self-payors. Accordingly, a sustained downturn in the U.S. economy could restrain the ability of CRC’s patients and the families of its students to pay for services in all of CRC’s facilities.

Furthermore, the availability of liquidity and capital resources to fund the continuation and expansion of many business operations worldwide has been limited in recent years. Our ability to access the capital markets on acceptable terms may be severely restricted at a time when we would like, or need, access to those markets, which could have a negative impact on our growth plans, our flexibility to react to changing economic and business conditions and our ability to refinance existing debt (including debt under our Amended and Restated Senior Credit Facility and the Senior Notes). A sustained economic downturn or other economic conditions could also adversely affect the counterparties to our agreements, including the lenders under the Amended and Restated Senior Credit Facility, causing them to fail to meet their obligations to us.

If we fail to comply with extensive laws and government regulations, we could suffer penalties or be required to make significant changes to our operations.

Companies operating in the behavioral healthcare industry in the United States are required to comply with extensive and complex laws and regulations at the federal, state and local government levels relating to, among other things: billing practices and prices for services; relationships with physicians and other referral sources; necessity and quality of medical care; condition and adequacy of facilities; qualifications of medical and support personnel; confidentiality, privacy and security issues associated with health-related information and patient protected health information, or PHI; compliance with the Emergency Medical Treatment & Labor Act, or EMTALA; handling of controlled substances; certification, licensure and accreditation of our facilities; operating policies and procedures; activities regarding competitors; state and local land use and zoning requirements; and addition or expansion of facilities and services.

Among these laws are the anti-kickback provision of the Social Security Act, or the Anti-Kickback Statute, the federal physician self-referral, or the Stark Law, the federal False Claims Act, or the False Claims Act, and similar state laws. These laws, and particularly the Anti-Kickback Statute and the Stark Law, impact the relationships that we may have with physicians and other potential referral sources. We have a variety of financial relationships with physicians and other professionals who refer patients to our facilities, including employment contracts, leases and professional service agreements. The Office of the Inspector General of the Department of Health and Human Services has issued certain exceptions and safe harbor regulations that outline practices that are deemed acceptable under the Stark Law and Anti-Kickback Statute. While we endeavor to comply with applicable exceptions and safe harbors, certain of our current arrangements with physicians and other potential referral sources may not qualify for safe harbor protection. Failure to meet a safe harbor does not mean that the arrangement automatically violates the Anti-Kickback Statute, but may subject the arrangement to greater scrutiny. We cannot offer assurances that practices that are outside of a safe harbor will not be found to violate the Anti-Kickback Statute. Allegations of violations of the Stark Law and Anti-Kickback Statute may be brought under the federal Civil Monetary Penalty Law, which requires a lower burden of proof than criminal violations.

These laws and regulations are extremely complex, and, in many cases, we do not have the benefit of regulatory or judicial interpretation. In the future, it is possible that different interpretations of these laws and regulations could subject our current or past practices to allegations of impropriety or illegality or could require us to make changes in our arrangements for facilities, equipment, personnel, services, capital expenditure programs and operating expenses. A determination that we have violated one or more of these laws could subject us to liabilities, including civil penalties, exclusion of one or more facilities from participation in the government healthcare programs and, for violations of certain laws and regulations, criminal penalties. Even the public announcement that we are being investigated for possible violations of these laws could cause our reputation to suffer and have a material adverse effect on our business, financial condition or results of operations. In addition, we cannot predict whether other similar legislation or regulations at the federal or state level will be adopted, what form such legislation or regulations may take or what their impact on us may be.

The construction and operation of healthcare facilities in the United States are subject to extensive federal, state and local regulation relating to, among other things, the adequacy of medical care, equipment, personnel, operating policies and procedures, fire prevention, rate-setting, compliance with building codes and environmental protection. Additionally, such facilities are subject to periodic inspection by government authorities to assure their continued compliance with these various standards. If we fail to adhere to these standards, we could be subject to monetary and operational penalties.

All of our facilities that handle and dispense controlled substances must comply with strict federal and state regulations regarding the purchasing, storage, distribution and disposal of such controlled substances. The potential for theft or diversion of such controlled substances for illegal uses has led the federal government as well as a number of states and localities to adopt stringent regulations not applicable to many other types of healthcare providers. Compliance with these regulations is expensive and these costs may increase in the future.

Property owners and local authorities have attempted, and may in the future attempt, to use or enact zoning ordinances to eliminate our ability to operate a given treatment facility or program. Local governmental authorities in some cases also have attempted to use litigation and the threat of prosecution to force the closure of certain comprehensive treatment facilities. If any of these attempts were to succeed or if their frequency were to increase, our revenue would be adversely affected and our operating results might be harmed. In addition, such actions may require us to litigate which would increase our costs.

Many of our U.S. facilities are also accredited by third-party accreditation agencies such as The Joint Commission or the Commission on Accreditation of Rehabilitation Facilities. If any of our existing healthcare facilities lose their accreditation or any of our new facilities fail to receive accreditation, such facilities could become ineligible to receive reimbursement under Medicare or Medicaid.

Federal, state and local regulations determine the capacity at which many of our U.S. facilities may be operated. State licensing standards require many of our U.S. facilities to have minimum staffing levels; minimum amounts of residential space per student or patient and adhere to other minimum standards. Local regulations require us to follow land use guidelines at many of our U.S. facilities, including those pertaining to fire safety, sewer capacity and other physical plant matters.

Similarly, providers of behavioral healthcare services in the United Kingdom are also subject to a highly regulated business environment. Failure to comply with regulations, lapses in the standards of care, the receipt of poor ratings or lower ratings, the receipt of a negative report that leads to a determination of regulatory noncompliance, or the failure to cure any defect noted in an inspection report could lead to substantial penalties, including the loss of registration or closure of one or more facilities as well as damage to reputation.

If we fail to cultivate new or maintain established relationships with referral sources, our business, financial condition or results of operations could be adversely affected.

Our ability to grow or even to maintain our existing level of business depends significantly on our ability to establish and maintain close working relationships with physicians, managed care companies, insurance companies, educational consultants and other referral sources. We may not be able to maintain our existing referral source relationships or develop and maintain new relationships in existing or new markets. If we lose existing relationships with our referral sources, the number of people to whom we provide services may decline, which may adversely affect our revenue. If we fail to develop new referral relationships, our growth may be restrained.

Our business in the United Kingdom relies upon maintaining strong relationships with commissioners employed by publicly funded entities and any reorganization of such publicly funded entities may result in the loss of those relationships.

The relationships that the sales and marketing function of our facilities in the United Kingdom holds with commissioners is a key driver of referrals to such facilities. Should there be a major reorganization of publicly funded entities, such as the NHS reorganization announced in 2010 and implemented between 2012 and 2013, we may need to rebuild such relationships which could result in a decrease in the number of referrals made to the Partnerships in Care facilities, and could have a corresponding material adverse effect on our business, results of operations, financial condition or prospects.

We may be required to spend substantial amounts to comply with statutes and regulations relating to privacy and security of PHI.

There are currently numerous legislative and regulatory initiatives in both the U.S. and the United Kingdom addressing patient privacy and information security concerns. In particular, federal regulations issued under HIPAA require our U.S. facilities to comply with standards to protect the privacy, security and integrity of PHI. These regulations have imposed extensive administrative requirements, technical and physical information security requirements, restrictions on the use and disclosure of PHI and related financial information and have provided patients with additional rights with respect to their health information. Compliance with these regulations requires substantial expenditures, which could negatively impact our business, financial condition or results of operations. In addition, our management has spent, and may spend in the future, substantial time and effort on compliance measures.

In addition to HIPAA, we are subject to similar, and in some cases more restrictive, state and federal privacy regulations. For example, the federal government and some states impose laws governing the use and disclosure of health information pertaining to substance abuse treatment that are more stringent than the rules that apply to healthcare information generally. As public attention is drawn to the issues of the privacy and security of medical information, states may revise or expand their laws concerning the use and disclosure of health information, or may adopt new laws addressing these subjects.

Violations of the privacy and security regulations could subject our operations to substantial civil monetary penalties and substantial other costs and penalties associated with a breach of data security, including criminal penalties. We may also be subject to substantial reputational harm if we experience a substantial security breach involving PHI.

We may be subject to liabilities from claims brought against us or our facilities.

We are subject to medical malpractice lawsuits and other legal actions in the ordinary course of business. Some of these actions may involve large claims, as well as significant defense costs. We cannot predict the outcome of these lawsuits or the effect that findings in such lawsuits may have on us. All professional and general liability insurance we purchase is subject to policy limitations and in some cases, an insurance company may defend us subject to a reservation of rights. Insurance companies in at least two matters involving Acadia are defending us subject to a reservation of rights. Management believes that, based on our past experience and actuarial estimates, our insurance coverage is adequate considering the claims arising from the operations of our facilities. While we continuously monitor our coverage, our ultimate liability for professional and general liability claims could change materially from our current estimates. If such policy limitations should be partially or fully exhausted in the future, or payments of claims exceed our estimates or are not covered by our insurance, it could have a material adverse effect on our business, financial condition or results of operations. Further, insurance premiums have increased year over year and insurance coverage may not be available at a reasonable cost, especially given the significant increase in insurance premiums generally experienced in the healthcare industry.

We have been and could become the subject of governmental investigations, regulatory actions and whistleblower lawsuits.

Healthcare companies in both the United States and the United Kingdom are subject to numerous investigations by various governmental agencies. Certain of our facilities have received, and other facilities may receive, government inquiries from, and may be subject to investigation by, governmental agencies. Depending on whether the underlying conduct in these or future inquiries or investigations could be considered systemic, their resolution could have a material adverse effect on our business, financial condition and results of operations.

Further, under the False Claims Act, private parties are permitted to bring qui tam or “whistleblower” lawsuits against companies that submit false claims for payments to, or improperly retain overpayments from, the government. Because qui tam lawsuits are filed under seal, we could be named in one or more such lawsuits of which we are not aware. We may also be subject to substantial reputational harm as a result of the public announcement of any investigation into such claims.

We are subject to uncertainties regarding recent health reform and budget legislation.

The expansion of health insurance coverage in the United States under the Patient Protection and Affordable Care Act and the Reconciliation Act, or, collectively, the Health Reform Legislation, may increase the number of patients using our facilities who have either private or public program coverage. In addition, a disproportionately large percentage of new Medicaid coverage is likely to be in states that currently have relatively low income eligibility requirements and may include states where we have facilities. Furthermore, as a result of the Health Reform Legislation, there may be a reduction in uninsured patients, which should reduce our expense from uncollectible accounts receivable.

Notwithstanding the foregoing, the Health Reform Legislation makes a number of other changes to Medicare and Medicaid which management believes may have an adverse impact on us. The various provisions in the Health Reform Legislation that directly or indirectly affect reimbursement are scheduled to take effect over a number of years. Health Reform Legislation provisions are likely to be affected by the incomplete nature of implementing regulations or expected forthcoming interpretive guidance, gradual implementation or future legislation. Further, Health Reform Legislation provisions, such as those creating the Medicare Shared Savings Program and the Independent Payment Advisory Board, create certain flexibilities in how healthcare may be reimbursed by federal programs in the future. Thus, we cannot predict the impact of the Health Reform Legislation on our future reimbursement at this time.

The Health Reform Legislation also contains provisions aimed at reducing fraud and abuse in healthcare. The Health Reform Legislation amends several existing laws, including the federal Anti-Kickback Statute and the False Claims Act, making it easier for government agencies and private plaintiffs to prevail in lawsuits brought against healthcare providers. Congress revised the intent requirement of the Anti-Kickback Statute to provide that a person is not required to have actual knowledge or specific intent to commit a violation of the Anti-Kickback Statute in order to be found guilty of violating such law. The Health Reform Legislation also provides that any claims for items or services that violate the Anti-Kickback Statute are also considered false claims for purposes of the False Claims Act. The Health Reform Legislation provides that a healthcare provider that knowingly retains an overpayment in excess of 60 days is subject to the False Claims Act.

The impact of the Health Reform Legislation on each of our facilities may vary. We cannot predict the impact the Health Reform Legislation may have on our business, results of operations, cash flow, capital resources and liquidity, or whether we will be able to adapt successfully to the changes required by the Health Reform Legislation.

We are similarly unable to guarantee that current United Kingdom laws, regulations and regulatory assessment methodologies will not be modified or replaced in the future. Additionally, there is a risk that budget constraints, public spending cuts (such as the cuts announced by the United Kingdom government in the 2010 Comprehensive Spending Review and implemented in the 2011 and 2012 government budgets) or other financial pressures could cause the NHS to reduce funding for the types of services that Partnerships in Care and Priory provide. Such policy changes in the United Kingdom could lead to fewer services being purchased by publicly funded entities or material changes being made to their procurement practices, any of which could materially reduce Partnerships in Care’s revenue. These and other future developments and amendments may negatively impact our operations, which could have a material adverse effect on our business, financial condition or results of operations. See “—Expanding our international operations poses additional risks to our business” in this offering memorandum.

Finally, the allocation of funding responsibility for adult social care will be subject to change over the next few years under the provisions of the 2014 Care Act with individuals identified as being required to pay for their own care under the relevant means test being required to take funding responsibility up to a specified lifetime monetary cap, with Local Authorities then becoming responsible for the continued funding of personal care, but not ‘daily living’ expenses. This will potentially place greater funding responsibility with public sector bodies over the longer term, which will potentially exacerbate the current funding challenges faced by such bodies.

We operate in a highly competitive industry, and competition may lead to declines in patient volumes.

The healthcare industry is highly competitive, and competition among healthcare providers (including hospitals) for patients, physicians and other healthcare professionals has intensified in recent years. There are other healthcare facilities that provide behavioral and other mental health services comparable to those offered by our facilities in each of the geographical areas in which we operate. Some of our competitors are owned by tax-supported governmental agencies or by non-profit corporations and may have certain financial advantages not available to us, including endowments, charitable contributions, tax-exempt financing and exemptions from sales, property and income taxes. Some of our for-profit competitors are local, independent operators or physician groups with strong established reputations within the surrounding communities, which may adversely affect our ability to attract a sufficiently large number of patients in markets where we compete with such providers.

If our competitors are better able to attract patients, recruit and retain physicians and other healthcare professionals, expand services or obtain favorable managed care contracts at their facilities, we may experience a decline in patient volume and our results of operations may be adversely affected.

The NHS is the principal provider of mental healthcare services in the United Kingdom, with approximately 70% of the totals beds in secure mental healthcare services in the United Kingdom. As the preferred provider, there is often a bias toward referrals to the NHS, and therefore NHS facilities have maintained high occupancy rates. As a result of budget constraints, independent operators have emerged to satisfy the demand for mental health services not supplied by the NHS. In addition to the NHS, we face competition in the United Kingdom from independent sector providers and other publicly funded entities for individuals requiring care and for appropriate sites on which to develop or expand facilities in the United Kingdom. Should we fail to compete effectively with our peers and competitors in the industry, or if the competitive environment intensifies, individuals may be referred elsewhere for services that we provide, negatively impacting our ability to secure referrals and limiting the expansion of our business.

The trend by insurance companies and managed care organizations to enter into sole-source contracts may limit our ability to obtain patients.

Insurance companies and managed care organizations in the United States are entering into sole-source contracts with healthcare providers, which could limit our ability to obtain patients since we do not offer the range of services required for these contracts. Moreover, private insurers, managed care organizations and, to a lesser extent, Medicaid and Medicare, are beginning to carve-out specific services, including mental health and substance abuse services, and establish small, specialized networks of providers for such services at fixed reimbursement rates. Continued growth in the use of carve-out arrangements could materially adversely affect our business to the extent we are not selected to participate in such networks or if the reimbursement rate in such networks is not adequate to cover the cost of providing the service.

Our performance depends on our ability to recruit and retain quality psychiatrists and other physicians.

The success and competitive advantage of our facilities depends, in part, on the number and quality of the psychiatrists and other physicians on the medical staffs of our facilities and our maintenance of good relations with those medical professionals. Although we employ psychiatrists and other physicians at many of our facilities, psychiatrists and other physicians generally are not employees of our facilities, and, in a number of our markets, they have admitting privileges at competing hospitals providing acute or inpatient behavioral healthcare services. Such physicians (including psychiatrists) may terminate their affiliation with us at any time or admit their patients to competing healthcare facilities or hospitals. If we are unable to attract and retain sufficient numbers of quality psychiatrists and other physicians by providing adequate support personnel and facilities that meet the needs of those psychiatrists and other physicians, they may stop referring patients to our facilities and our results of operations may decline.

It may become difficult for us to attract and retain an adequate number of psychiatrists and other physicians to practice in certain of the communities in which our facilities are located. Our failure to recruit psychiatrists and other physicians to these communities or the loss of such medical professionals in these communities could make it more difficult to attract patients to our facilities and thereby may have a material adverse effect on our business, financial condition or results of operations. Additionally, our ability to recruit psychiatrists and other physicians is closely regulated. The form, amount and duration of assistance we can provide to recruited psychiatrists and other physicians is limited by the Stark Law, the Anti-Kickback Statute, state anti-kickback statutes, and related regulations.

Our facilities face competition for staffing that may increase our labor costs and reduce our profitability.

Our operations depend on the efforts, abilities, and experience of our management and medical support personnel, including our addiction counselors, therapists, nurses, pharmacists, licensed counselors, clinical technicians, and mental health technicians, as well as our psychiatrists and other professionals. We compete with other healthcare providers in recruiting and retaining qualified management, program directors, physicians (including psychiatrists) and support personnel responsible for the daily operations of our business, financial condition or results of operations.

A shortage of nurses, qualified addiction counselors, and other medical support personnel has been a significant operating issue facing us and other healthcare providers. This shortage may require us to enhance wages and benefits to recruit and retain nurses, qualified addiction counselors, and other medical support personnel or require us to hire more expensive temporary or contract personnel. In addition, certain of our facilities are required to maintain specified staffing levels. To the extent we cannot meet those levels, we may be required to limit the services provided by these facilities, which would have a corresponding adverse effect on our net operating revenues. Certain of our treatment facilities are located in remote geographical areas, far from population centers, which increases this risk.

We cannot predict the degree to which we will be affected by the future availability or cost of attracting and retaining talented medical support staff. If our general labor and related expenses increase, we may not be able to raise our rates correspondingly. Our failure either to recruit and retain qualified management, psychiatrists, therapists, counselors, nurses and other medical support personnel or control our labor costs could have a material adverse effect on our results of operations.

Some of our employees are represented by labor unions and any work stoppage could adversely affect our business.

Increased labor union activity could adversely affect our labor costs. As of September 30, 2015, labor unions represented approximately 424 employees at six of our U.S. facilities through eight collective bargaining agreements. With the Partnerships in Care acquisition, the Royal College of Nursing represents nursing employees at all of our facilities in the United Kingdom. We cannot assure you that we will be able to successfully negotiate a satisfactory collective bargaining agreement or that employee relations will remain stable. Furthermore, there is a possibility that work stoppages could occur as a result of union activity, which could increase our labor costs and adversely affect our business, financial condition or results of operations. To the extent that a greater portion of our employee base unionizes and the terms of any collective bargaining agreements are significantly different from our current compensation arrangements, it is possible that our labor costs could increase materially and our business, financial condition or results of operations could be adversely affected.

We depend on key management personnel, and the departure of one or more of our key executives or a significant portion of our local facility management personnel could harm our business.

The expertise and efforts of our senior executives and the chief executive officer, chief financial officer, medical directors, physicians and other key members of our facility management personnel are important to the success of our business. The loss of the services of one or more of our senior executives or of a significant portion of our facility management personnel could significantly undermine our management expertise and our ability to provide efficient, quality healthcare services at our facilities, which could harm our business.

The Partnerships in Care senior management team was important to our acquisition of Partnerships in Care. The loss of members of the Partnerships in Care management team could impact our ability to successfully integrate and operate the Partnerships in Care facilities and business.

We could face risks associated with, or arising out of, environmental, health and safety laws and regulations.

We are subject to various federal, foreign, state and local laws and regulations that:

•	regulate certain activities and operations that may have environmental or health and safety effects, such as the generation, handling and disposal of medical wastes;

•	impose liability for costs of cleaning up, and damages to natural resources from, past spills, waste disposals on and off-site, or other releases of hazardous materials or regulated substances; and

•	regulate workplace safety.

Compliance with these laws and regulations could increase our costs of operation. Violation of these laws may subject us to significant fines, penalties or disposal costs, which could negatively impact our results of operations, financial condition or cash flows. We could be responsible for the investigation and remediation of environmental conditions at currently or formerly owned, operated or leased sites, as well as for associated liabilities, including liabilities for natural resource damages, third party property damage or personal injury resulting from lawsuits that could be brought by the government or private litigants, relating to our operations, the operations of facilities or the land on which our facilities are located. We may be subject to these liabilities regardless of whether we operate, lease or own the facility, and regardless of whether such environmental conditions were created by us or by a prior owner or tenant, or by a third party or a neighboring facility whose operations may have affected such facility or land. That is because liability for contamination under certain environmental laws can be imposed on current or past owners, lessors or operators of a site without regard to fault. We cannot assure you that environmental conditions relating to our prior, existing or future sites or those of predecessor companies whose liabilities we may have assumed or acquired will not have a material adverse effect on our business, financial condition or results of operations.

State efforts to regulate the construction or expansion of healthcare facilities in the United States could impair our ability to operate and expand our operations.

A majority of the states in which we operate facilities in the United States have enacted certificate of need, or CON, laws that regulate the construction or expansion of healthcare facilities, certain capital expenditures or changes in services or bed capacity. In giving approval for these actions, these states consider the need for additional or expanded healthcare facilities or services. Our failure to obtain necessary state approval could (i) result in our inability to acquire a targeted facility, complete a desired expansion or make a desired replacement, (ii) make a facility ineligible to receive reimbursement under the Medicare or Medicaid programs or (iii) result in the revocation of a facility’s license or impose civil or criminal penalties on us, any of which could harm our business.

In addition, significant CON reforms have been proposed in a number of states that would increase the capital spending thresholds and provide exemptions of various services from review requirements. In the past, we have not experienced any material adverse effects from such requirements, but we cannot predict the impact of these changes upon our operations.

We may be unable to extend leases at expiration, which could harm our business, financial condition or results of operations.

We lease the real property on which a number of our facilities are located. Our lease agreements generally give us the right to renew or extend the term of the leases and, in certain cases, purchase the real property. These renewal and purchase rights generally are based upon either prescribed formulas or fair market value. Management expects to renew, extend or exercise purchase options with respect to our leases in the normal course of business; however, there can be no assurance that these rights will be exercised in the future or that we will be able to satisfy the conditions precedent to exercising any such renewal, extension or purchase options. Furthermore, the terms of any such options that are based on fair market value are inherently uncertain and could be unacceptable or unfavorable to us depending on the circumstances at the time of exercise. If we are not able to renew or extend our existing leases, or purchase the real property subject to such leases, at or prior to the end of the existing lease terms, or if the terms of such options are unfavorable or unacceptable to us, our business, financial condition or results of operations could be adversely affected.

Controls designed to reduce inpatient services may reduce our revenues.

Controls imposed by Medicare, Medicaid and commercial third-party payors designed to reduce admissions and lengths of stay, commonly referred to as “utilization review,” have affected and are expected to continue to affect our facilities. Inpatient utilization, average lengths of stay and occupancy rates continue to be negatively affected by payor-required preadmission authorization and utilization review and by payor pressure to maximize outpatient and alternative healthcare delivery services for less acutely ill patients. Efforts to impose more stringent cost controls are expected to continue. For example, the Health Reform Legislation potentially expands the use of prepayment review by Medicare contractors by eliminating statutory restrictions on its use. Utilization review is also a requirement of most non-governmental managed-care organizations and other third-party payors. Although we are unable to predict the effect these controls and changes will have on our operations, significant limits on the scope of services reimbursed and on reimbursement rates and fees could have a material adverse effect on our financial condition and results of operations.

Additionally, the outsourcing of behavioral healthcare to the private sector is a relatively recent development in the United Kingdom. There has been some opposition to outsourcing. While we anticipate that the NHS will continue to rely increasingly upon outsourcing, we cannot assure you that the outsourcing trend will continue. The absence of future growth in the outsourcing of behavioral healthcare services could have a material adverse impact on our business, financial condition and results of operations.

Although we have facilities in 39 states, the United Kingdom and Puerto Rico, we have substantial operations in each of the United Kingdom, Pennsylvania and Arkansas, which makes us especially sensitive to regulatory, economic, environmental and competitive conditions and changes in those locations.

On a pro forma basis, our revenues in the United Kingdom, Pennsylvania and Arkansas represented approximately 58% of our revenue for the year ended December 31, 2014 and approximately 56% of our revenue for the nine months ended September 30, 2015, as listed in the following table:

	% of Total Revenue
State/Country	Year Ended December 31, 2014	Nine Months Ended September 30, 2015
United Kingdom	47%	45%
Pennsylvania	6%	6%
Arkansas	5%	5%

Total	58%	56%

This concentration makes us particularly sensitive to legislative, regulatory, economic, environmental and competition changes in those locations. Any material change in the current payment programs or regulatory, economic, environmental or competitive conditions in these locations could have a disproportionate effect on our overall business results. If our facilities in these states are adversely affected by changes in regulatory and economic conditions, our business, financial condition or results of operations could be adversely affected.

In addition, some of our facilities are located in hurricane-prone areas. In the past, hurricanes have had a disruptive effect on the operations of facilities and the patient populations in hurricane-prone areas. Our business activities could be significantly disrupted by a particularly active hurricane season or even a single storm, and our property insurance may not be adequate to cover losses from such storms or other natural disasters.

We are required to treat patients with emergency medical conditions regardless of ability to pay.

In accordance with our internal policies and procedures, as well as EMTALA, we provide a medical screening examination to any individual who comes to one of our hospitals seeking medical treatment (whether or not such individual is eligible for insurance benefits and regardless of ability to pay) to determine if such individual has an emergency medical condition. If it is determined that such person has an emergency medical condition, we provide such further medical examination and treatment as is required to stabilize the patient’s medical condition, within the facility’s capability, or arrange for the transfer of the individual to another medical facility in accordance with applicable law and the treating hospital’s written procedures. Our hospitals may face substantial civil penalties if we fail to provide appropriate screening and stabilizing treatment or fail to facilitate other appropriate transfers as required by EMTALA. Our obligations under EMTALA may increase substantially; CMS has recently sought stakeholder comments concerning the potential applicability of EMTALA to hospital inpatients and the responsibilities of hospitals with specialized capabilities, such as ours, to accept the transfer of such patients. If the number of indigent and charity care patients with emergency medical conditions we treat increases significantly, or if regulations expanding our obligations to inpatients under EMTALA are adopted, our results of operations may be harmed.

An increase in uninsured or underinsured patients or the deterioration in the collectability of the accounts of such patients could harm our results of operations.

Collection of receivables from third-party payors and patients is critical to our operating performance. Our primary collection risks relate to uninsured patients and the portion of the bill that is the patient’s responsibility, which primarily includes co-payments and deductibles. We estimate our provisions for doubtful accounts based on general factors such as payor source, the agings of the receivables and historical collection experience. At September 30, 2015, our allowance for doubtful accounts represented approximately 12% of our accounts receivable balance as of such date. We routinely review accounts receivable balances in conjunction with these factors and other economic conditions that might ultimately affect the collectability of the patient accounts and make adjustments to our allowances as warranted. Significant changes in business office operations, payor mix, economic conditions or trends in federal and state governmental health coverage (including implementation of the Health Reform Legislation) could affect our collection of accounts receivable, cash flow and results of operations. If we experience unexpected increases in the growth of uninsured and underinsured patients or in bad debt expenses, our results of operations will be harmed.

A cyber security incident could cause a violation of HIPAA and other privacy laws and regulations or result in a loss of confidential data.

A cyber-attack that bypasses our information technology, or IT, security systems causing an IT security breach, loss of PHI or other data subject to privacy laws, loss of proprietary business information, or a material disruption of our IT business systems, could have a material adverse impact on our business, financial condition or results of operations. In addition, our future results of operations, as well as our reputation, could be adversely impacted by theft, destruction, loss, or misappropriation of PHI, other confidential data or proprietary business information.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, could have a material adverse effect on our business.

We are required to maintain internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. If we are unable to maintain adequate internal control over financial reporting, we may be unable to report our financial information on a timely basis, may suffer adverse regulatory consequences or violations of NASDAQ listing rules and may breach the covenants under our financing arrangements. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. If we or our independent registered public accounting firm identify any material weakness in our internal control over financial reporting in the future (including any material weakness in the controls of businesses we have acquired), their correction could require additional remedial measures which could be costly, time-consuming and could have a material adverse effect on our business.

As part of the Partnerships in Care acquisition, we assumed Partnerships in Care’s existing pension plans and a defined contribution plan and are responsible for an underfunded pension liability. In addition, we may be required to increase funding of the pension plans and/or be subject to restrictions on the use of excess cash.

Partnerships in Care is the sponsor of a defined benefit pension plan (the Partnerships in Care Limited Pension and Life Assurance Plan) that covers approximately 187 members in the United Kingdom, most of whom are inactive and retired former employees. As of May 1, 2005, this plan was closed to new participants but then-current participants continue to accrue benefits. As of September 30, 2015, the net deficit recognized under U.S. GAAP in respect of this scheme was £5.7 million. Although this underfunded position was considered in determining the purchase price for Partnerships in Care, it may adversely affect us as follows:

•	Laws and regulations normally require a new funding plan to be agreed upon every three years. Changes in actuarial assumptions, including future discount, inflation and interest rates, investment returns and mortality rates, may increase the underfunded position of the pension plan and cause us to increase our contributions to the pension plan to cover underfunded liabilities.

•	The pension plan is regulated in the United Kingdom, and trustees represent the interests of covered workers. Laws and regulations could create an immediate funding obligation to the pension plan which could be significantly greater than the £5.7 million as of September 30, 2015, and could impact the ability to use Partnerships in Care’s existing cash or our future excess cash to grow the business or finance other obligations. The use of Partnerships in Care’s cash and future cash flows beyond the operation of Partnerships in Care’s business or the satisfaction of Partnerships in Care’s obligations would require negotiations with the trustees and regulators.

We also assumed an additional pension plan (the Federated Pension Plan), of which fewer than five Partnerships in Care employees are participants, and a defined contribution plan (the Partnerships in Care Limited New Generation Personal Pension) under which participants receive contributions as a proportion of earnings. Maintenance of these plans may result in additional expenses. Termination of these plans could have an adverse impact on employee relations and a material adverse effect on our financial results.

We incur substantial costs as a result of being a public company.

As a public company, we incur significant legal, accounting, insurance and other expenses, including costs associated with public company reporting requirements. We incur costs associated with complying with the requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and related rules implemented by the SEC and NASDAQ. Enacted in July 2010, the Dodd-Frank Act contains significant corporate governance and executive compensation-related provisions, some of which the SEC has recently implemented by adopting additional rules and regulations in areas such as executive compensation. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. Management expects these laws and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although management is currently unable to estimate these costs with any degree of certainty. These laws and regulations could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

We are party to a stockholders agreement with Waud Capital Partners, L.L.C. and certain of its affiliates (“Waud Capital Partners”) and investment funds affiliated with Bain Capital Partners, LLC (collectively, “Bain Capital”), which provides them with certain rights over Company matters.

In accordance with the terms of the Amended and Restated Stockholders Agreement, Waud Capital Partners has the right to designate, following the expiration of the current term of directors designated by Waud Capital Partners, one nominee for election to the board of directors of the Company for one additional three-year term. Waud Capital Partners also retains a consent right over the removal of existing directors designated by Waud Capital Partners and any vacancies in such designated board seats may be filled by Waud Capital Partners prior to the expiration of the current terms of such directors. The merger agreement related to our acquisition of CRC provided that one designee of Bain Capital be appointed to our board of directors as a Class III director at the effective time of the merger.

It is possible that the interests of Waud Capital Partners and Bain Capital may in some circumstances conflict with our interests and the interests of our debtholders. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of Waud Capital Partners and Bain Capital and certain of their respective affiliates and co-investors, as equity holders, may conflict with your interests as a holder of the notes offered hereby. Waud Capital Partners and Bain Capital may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the notes offered hereby. Additionally, Waud Capital Partners and Bain Capital are in the business of making investments in companies, and may from time to time in the future acquire interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours.